FORM 3
OMB Approval
OMB Number 3235-0104
Expires: February 1, 1994

                 U.S. SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

     INITIAL  STATEMENT OF BENEFICIAL  OWNERSHIP OF SECURITIES Filed pursuant to
Section 16(a) of the securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

___ Check if no longer subject to Section 16, Form 4 or Form 5, Obligation may continue. See Instructions
_X_      Form 3 Holdings Reported
___      Form 4 Transaction

1. Name and Address of Reporting Person:              Sellian, Edward
                                                      3135 S.W. Mapp Road
                                                      Palm City, FL 34990
2. Date of Event Requiring Statement:                 07/07/2000
3. IRS or SSN of Reporting Person (Voluntary):
4. Issuer Name and Ticker or Trading Symbol:          Clements Golden Phoenix
                                                      Enterprises, Inc.
5. Relation of Reporting Person to Issuer             _ Director
                                                      X 10% owner
                                                      _ Officer (Title):
                                                      _ Other (Specify)
6. If Amendment, Date of Original:
7.    X Filed by One Reporting Person.
      _ Filed by more than One Reporting Person.


TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of Security:                   Common Stock
2. Amount of Securities                 4,020,000
Beneficially Owned:
3. Ownership Form;                      D
Direct (D) or Indirect (I):
4. Nature of Indirect Beneficial
Ownership:


*If the form is filed by more than one Reporting Person, see instruction 5(b)(v)
Reminder: Report on a separate Line for each class of securities beneficially owned directly or indirectly.

TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
1.  Title of Derivative Security:
2. Date Exercisable and Expiration Date:
3. Title and Amount of Underlying Securities:
4. Conversion or Exercise Price of Derivative
   Securities:
5. Ownership of Derivative Securities;   Direct (D) or Indirect (I):
6. Nature of Indirect Beneficial Ownership:
EXPLANATION OF RESPONSES:








/s/ Edward Sellian                                                Date: 10/23/00
----------------------------------------------
Edward Sellian

**Signature of Reporting Person
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See Sections 18 U.S.C. 1001, 15 U.S.C. 78ff(a).